                    ASSIGNMENT AND NOVATION AGREEMENT


    This Agreement made as of 7th day of December, 1995


BETWEEN:


          CANADIAN CONQUEST EXPLORATION INC., a corporation duly incorporated under and governed by the laws of the Province of Alberta and having its head office in the City of Calgary, in the Province of Alberta ("Conquest")

                                 - and -

          DANIEL A. MERCIER, an individual residing near the Town of Okotoks, in the Province of Alberta ("Assignor")

                                 - and -

          668347 ALBERTA LTD., a corporation duly incorporated under and governed by the Province of Alberta ("Assignee")


    WHEREAS Conquest and Mercier (the "Assignor") are parties to an Option Agreement dated November 30, 1995 (the "Option Agreement").

    AND WHEREAS, pursuant to s. 6.5 of the Option Agreement, Mercier may assign his rights to any corporation which is his associate (as such term is defined in the SECURITIES ACT (Alberta)).

    AND WHEREAS the Assignor desires to assign, transfer and convey to the Assignee the Assignor's rights under the Option Agreement.

    NOW THEREFORE THIS AGREEMENT that in consideration of the premises:

1. The Assignor assigns, transfers and conveys to the Assignee all of his right, title and interest in the Option Agreement ("Assigned Interest") to be held from the date of this assignment and novation by the Assignee for its sole use and benefit absolutely.

2. The Assignee hereby accepts the assignment and transfer to it of the Assigned Interest and the Assignee hereby covenants and agrees with the Assignor that it shall and will from time to time and all times under be bound by and observe and fulfil each and every covenant, agreement, term, condition and stipulation on the part of the Assignor reserved and contained

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                                     -2-

    in the Option Agreement, to the extent of the interest assigned hereunder, as if it had been originally named as a party thereto in the place of the Assignor.

3. Upon delivery to Conquest of such documents as it may reasonably require to substantiate the Assignee's status as an associate of the Assignor, Conquest hereby consents to the conveyance and accepts the Assignee as a party to the Option Agreement and does hereby agree that the Assignee shall be entitled to hold and enforce all rights and privileges of the Assignor, insofar as they relate to the Assigned Interest and the Option Agreement shall continue in full force and effect with the Assignee substituted as a party in place of the Assignor.

4. The Assignor shall and will, from time to time and at all times hereafter, at the request of the Assignee but without further consideration, do all such further acts and execute and deliver all such further documents as shall be reasonably required for the purpose of vesting in the Assignee the Assigned Interest.

5. This Agreement may be executed in as many counterparts as are necessary and, when a counterpart has been executed by each party, all counterparts together shall constitute one and the same agreement.

6. This agreement shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns as of the date first written above.

    IN WITNESS WHEREOF the parties hereto have executed and delivered these presents.

                                          CANADIAN CONQUEST
                                          EXPLORATION INC.

                                          Per:
                                               -----------------------------


SIGNED, SEALED AND DELIVERED
in the Presence of:



----------------------------------        ----------------------------------
Witness                                   DANIEL A. MERCIER


                                          668347 ALBERTA LTD.


                                          Per:
                                               -----------------------------